Third Quarter 2015
Conference Call Script
July 31, 2015
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2015 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2015 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 160.4 million shares of common stock outstanding at June 30, 2015.

Discussing the third quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses our forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-800-396-1242. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open up the call to questions. I’ll now turn the call over to Greg.

Greg Hyland:
Thanks, Martie.

Thank you for joining us today as we discuss our results for the 2015 third quarter.

I’ll begin with a brief overview of the quarter, followed by Evan’s detailed financial report. I will then provide additional comments on the quarter’s results and developments in our end markets, as well as our outlook for the 2015 fourth quarter.

Our net sales performance for the third quarter was not as we had expected and was notably impacted by above-average rainfall primarily in

Texas, Colorado and parts of the Midwest, which impacted Mueller Co.'s base business. Outside of these geographic areas we experienced good growth in Mueller Co.'s base business.

Despite the year-over-year decrease in net sales, adjusted EBITDA margin for the 2015 third quarter improved 160 basis points to 19.2 percent as compared with 17.6 percent for the 2014 third quarter. Moreover, we had particularly strong margin improvement at Mueller Co.'s base business, which includes our valves, hydrants and brass products, with an adjusted EBITDA margin of 30.0 percent, an improvement of 260 basis points from 27.4 percent last year.

Anvil’s net sales for the 2015 third quarter decreased to $89.2 million as compared with $104.5 million for the 2014 third quarter due to lower shipment volumes, primarily into the oil & gas market. Anvil’s third quarter financial performance benefited from lower overhead and raw material costs, which partially offset the gross profit impact from the net sales decline.

We believe that much of what we saw affecting net sales this quarter was more short-term in nature, and that the longer-term expectations for our primary end markets and our growth prospects remain positive. I'll discuss this in more detail later in the call.

For the quarter, our adjusted net income per diluted share increased to $0.15, up 36 percent.

With that, I’ll turn the call over to Evan.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I’ll first review our third quarter's consolidated financial results and then discuss segment performance.

Net sales for the 2015 third quarter decreased $17.5 million, or 5.5 percent, to $301.0 million as compared with $318.5 million for the 2014 third quarter, due primarily to lower shipment volumes, the divestiture of our Canadian municipal castings business earlier this year and unfavorable Canadian currency exchange rates.

Gross profit for the 2015 third quarter was $96.2 million compared with $97.3 million for the 2014 third quarter. Gross margin for the 2015 third quarter improved to 32.0 percent compared with 30.5 percent in the 2014 third quarter. Gross margin at Mueller Co.'s base business improved 260 basis points year-over-year.

Gross profit and adjusted operating income benefited from improved operating efficiencies, lower raw material costs and higher sales pricing. These benefits were more than offset by lower shipment volumes, especially at Anvil, and unfavorable changes in Canadian currency exchange rates.

Selling, general and administrative expenses were lower year-over-year due primarily to personnel-related expenses. Selling, general and administrative expenses were $52.9 million in the 2015 third quarter, compared with $55.3 million in the 2014 third quarter.

Adjusted operating income for the 2015 third quarter increased 3.1 percent to $43.3 million compared with $42.0 million for the 2014 third quarter.
Adjusted operating margin improved 120 basis points to 14.4 percent for the 2015 third quarter.

Adjusted EBITDA for the 2015 third quarter increased to $57.8 million compared with $56.0 million for the 2014 third quarter. Trailing 12 months adjusted EBITDA was $186.4 million.

We have a tax-related receivable from Walter Energy from prior to our spin-off from Walter in 2006. In July 2015, Walter filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Subsequent to this filing, we recognized a non-cash write-down for the entire receivable balance of $11.6 million in the 2015 third quarter.

Interest expense, net for the 2015 third quarter declined $6.2 million to $6.3 million compared with $12.5 million for the 2014 third quarter. We benefited from lower interest expense this quarter due to lower interest rates and lower amounts of debt outstanding following the refinancing we completed in the 2015 first quarter.

Income tax expense for the 2015 third quarter of $8.7 million on income before income taxes of $25.2 million resulted in an effective income tax rate of 34.5 percent compared with 36.9 percent for the 2014 third quarter.

Net income per diluted share for the 2015 third quarter decreased to $0.10 compared with $0.11 in the prior year; however, adjusted net income per diluted share increased to $0.15 from $0.11. As I just discussed, we had a write-down of a non-cash receivable from Walter. This write-down and restructuring negatively impacted third quarter net income per diluted share by $0.05.

There was a weighted average of 163.5 million shares of our common stock outstanding for the 2015 third quarter compared with 162.2 million shares outstanding for the 2014 third quarter. We purchased approximately 524,000 shares of our common stock during the 2015 third quarter under our stock repurchase program.

I’ll now move on to segment performance and begin with Mueller Co.

Net sales for the 2015 third quarter decreased $2.2 million to $211.8 million compared with $214.0 million for the 2014 third quarter.

Net sales at Mueller Co.'s base business were up 1 percent this quarter, with nice growth with brass products, at our Pratt and gas businesses and exports outside North America. Domestic net sales of our valves and hydrants were essentially flat this quarter, we believe largely due to the effects of the above-average rainfall and flooding in Texas, Colorado and parts of the Midwest, which caused both delays in underground construction projects and resulted in the build up of distributor inventory. Greg will discuss this in more detail. Additionally, net sales were impacted by the divestiture of our municipal castings business and $2.3 million due to unfavorable Canadian currency exchange rates.

Adjusted operating income for the 2015 third quarter improved to $43.3 million compared with $42.4 million for the 2014 third quarter. Adjusted operating income at Mueller Co.'s base business improved $4.9 million largely due to improved operating efficiencies, lower raw material costs and higher sales pricing.

This improvement was largely offset by lower adjusted operating income from our metering products and systems largely due to product mix and additional investments in technology and business development activity related to leak detection and pipe condition assessment.

Adjusted operating margin of 20.4 percent for the 2015 third quarter improved from 19.8 percent for the 2014 third quarter.

Adjusted EBITDA for the 2015 third quarter increased to $54.1 million compared with $52.8 million for the 2014 third quarter, and adjusted EBITDA margin for the quarter increased 80 basis points to 25.5 percent.

We had particularly strong margin improvement at Mueller Co.'s base business, which includes our valves, hydrants and brass products, with an adjusted EBITDA margin of 30.0 percent, an improvement of 260 basis points from 27.4 percent last year. The third quarter's adjusted EBITDA margin was the highest in our Mueller Co. base business for any quarter since 2007.

I’ll now turn to Anvil…

Net sales for the 2015 third quarter decreased $15.3 million to $89.2 million compared with $104.5 million for the 2014 third quarter. Net sales decreased largely due to lower sales of oil & gas-related products, which as a reminder were about 20 percent of Anvil's 2014 total net sales. Net sales to this market were less than 10 percent of Anvil's net sales in the 2015 third quarter.

Adjusted operating income for the 2015 third quarter was $7.2 million compared with $9.5 million for the 2014 third quarter. Adjusted operating margin decreased to 8.1 percent compared with 9.1 percent for the 2014 third quarter. Although lower shipment volumes resulted in a decrease in adjusted operating income during the quarter, adjusted operating income benefited from improved operating efficiencies, lower SG&A expenses, lower raw material costs and higher sales pricing.

    Adjusted EBITDA for the 2015 third quarter was $10.8 million compared with $13.0 million for the 2014 third quarter. Adjusted EBITDA margin for the 2015 third quarter was 12.1 percent compared with 12.4 percent for the 2014 third quarter.

Corporate expenses for the 2015 third quarter were $7.2 million compared with $9.9 million for the 2014 third quarter. The decrease was due primarily to lower personnel-related expenses.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $48.8 million for the 2015 third quarter compared with $46.2 million for the 2014 third quarter.

The quarter ending average of accounts receivable, inventories and accounts payable compared with net sales over the past four quarters increased by about 40 basis points compared with a year ago.

At June 30, 2015, total debt was comprised of a $495.2 million senior secured term loan due November 2021 and $2.0 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus a margin of 325 basis points.

Net debt leverage was 2.3x at June 30, 2015. Using June 30, 2015 data, we had $167.9 million of excess availability under the ABL Agreement.

I’ll now turn the call back to Greg.
Greg Hyland

Thanks Evan.

Our overall third quarter net sales performance was not what we expected, we believe primarily due to the inclement weather in Texas, Colorado and parts of the Midwest. Additionally, as we had expected, net sales were impacted by the decline at Anvil, the earlier divestiture of our Canadian municipal castings business and unfavorable Canadian currency exchange rates. However, we experienced domestic net sales growth at Mueller Co. for valves and hydrants in those areas that were not significantly impacted by the weather, as well as nice growth with Mueller Co.'s brass products, at our Pratt and gas businesses and exports outside North America.

We estimate the above-average rainfall in Texas, Colorado and parts of the Midwest resulted in about a $10 million net sales impact at Mueller Co., due to delayed construction projects, primarily impacting domestic sales of our valves and hydrants, which were essentially flat. In fact, when we look at the domestic net sales growth for valves and hydrants in geographic areas other than those affected by inclement weather, we saw year-over-year growth of 12%, consistent with domestic valve and hydrant growth in the first half of 2015. Also, the Ivy Zelman land development survey from July noted that builders believe the significant rainfall and flooding in Texas delayed development timelines by about three months.

Despite this decline in net sales, we delivered solid operating performance at Mueller Co. and improved adjusted operating margin. Greater manufacturing efficiencies, lower raw material costs, increased overhead absorption and higher sales pricing all contributed to this year-over-year improvement in operating results. Adjusted EBITDA margin for Mueller Co.'s base business in the third quarter improved to 30.0% which was 27.4% in the 2014 third quarter. As Evan mentioned, this was its best quarterly adjusted EBITDA margin since 2007.

We believe the fundamentals in our Mueller Co. end markets are strong because we continue to see positive signs for municipal spending and residential construction. We continue to expect municipal spending percentage growth in the mid-single digits and expect demand for housing to grow at a greater rate. In fact, current forecasts for housing starts in calendar 2015 range from 10 percent from Blue Chip Consensus and IHS to 15 percent from Ivy Zelman.

State and local seasonally adjusted tax receipts continued to increase during the quarter, and the CPI for water and sewerage rates increased 4.0 percent over the 12 months ended June 2015.

At Anvil, we saw further deterioration of sales into the oil & gas market, which were down approximately 60 percent in the third quarter year-over-year. Our sales into this market have generally correlated with rig counts, which were down 59 percent year-over-year at the end of the third quarter. We believe, in this market, Anvil's sales were further impacted during the quarter by distributors actively reducing their inventory levels. Despite the $15.3 million decline in net sales, adjusted operating income declined only $2.3 million primarily due to the benefits of improved operating efficiencies and lower raw material costs.

Turning now to our outlook for the 2015 fourth quarter.

I’ll start with Mueller Co.
We expect mid-single digit year-over-year net sales percentage growth. We expect increased domestic demand for our valves and hydrants, although growth levels may be somewhat tempered by the lingering impact of the construction delays we saw in the third quarter due to the weather events we have discussed. We believe distributor inventory levels at the end of the third quarter in parts of the country, primarily in Texas, Colorado and areas of the Midwest, were higher both sequentially and year-over-year as a result of the delayed construction activity. However, many of our distributors in these locations indicated they entered the fourth quarter with higher backlog, suggesting the construction delay is likely more of a short-term slow down because the longer-term fundamentals remain intact.

We expect net sales growth at Mueller Systems in the fourth quarter primarily driven by recent AMI project awards. During the last six weeks, we saw a nice increase in the number of awards we received for our AMI metering systems. On a year-over-year basis, at the end of July, our AMI backlog, including recent awards, is up 2.5 times, or about $18 million.

We expect year-over-year adjusted operating income for Mueller Co. in the fourth quarter to increase, driven primarily by higher sales of valves, hydrants, brass products and AMI metering systems.

Moving to Anvil.

We expect Anvil's net sales to decline in the fourth quarter largely due to the oil & gas market. Rig counts were down about 60% year-over-year in July, and were roughly flat with June.

We expect Anvil's adjusted operating income to be lower in the fourth quarter year-over-year due to negative impacts from lower shipment volumes and product mix. However, we expect adjusted operating income to increase sequentially. As a reminder, in the 2014 fourth quarter, Anvil had a $2.5 million gain from the divestiture of its Bloomington, Minnesota facility.

For Mueller Water Products as a whole in the fourth quarter, we expect net sales will be essentially flat year-over-year, as growth at Mueller Co. is expected to be offset by a decline at Anvil. Adjusted operating income and adjusted operating margin should increase year-over-year due to improved performance at Mueller Co. Additionally, we will also benefit from lower interest expense year-over-year.

I will now highlight other 2015 key variables.

Corporate expenses are expected to be $33 to $34 million. Depreciation and amortization are expected to be about $59 million. Interest expense is expected to be about $28 million. Our adjusted effective income tax rate is expected to be about 37-38 percent. Capital expenditures are expected to be approximately $37-38 million.

For 2015, we expect free cash flow to be driven primarily by operating results and lower interest payments offset by cash income tax payments, as we have substantially exhausted our federal NOLs. We expect 2015 income tax payments to approximate our reported income tax expense for the year. We have made only minimal cash contributions to our pension plans in 2015. We expect free cash flow in 2015 to exceed adjusted net income.

During the quarter, our proprietary fixed leak detection solution was piloted in three cities: Atlanta, Las Vegas and Los Angeles, as part of the National Institute of Standards and Technology "Global City Teams Challenge." This challenge was designed to showcase how cities can use the Internet of Things to improve the quality of life and level of services for their residents. The water sustainability project incorporated Echologics’ proprietary fixed leak detection technology, AT&T’s wireless connectivity and IBM’s water management center. We presented the results from the Las Vegas pilot in Washington in June, and are pleased with the greater visibility these projects are giving our leak detection solutions.

For the full year, we expect adjusted net income per share to show nice year-over-year improvement due to the benefits of higher adjusted operating income and lower interest expense.

In summary, we saw excellent results from our Mueller Co. base business. On a $1.2 million increase in net sales, adjusted operating margin increased 240 basis points. We continue to benefit from higher operating leverage, improved efficiencies and higher sales pricing. As I said earlier, we have seen a nice pick up in awards recently for our AMI metering systems. We expect to start shipping a portion of these awards beginning in the fourth quarter. We anticipate entering 2016 with an AMI backlog, including recent awards and those we expect to receive by the end of the quarter, of more than double that of the prior year.

Obviously, Anvil continues to face challenges related to the decline in demand from the oil & gas market. We have been lowering headcount at the plants where we produce those products and are looking for opportunities to further reduce costs. For the full year, we expect to see growth in our addressed non-residential construction markets and expect this growth will continue in 2016.

Finally, we believe our long-term prospects in our water markets remain strong given utilities' need to replace aging infrastructure, monitor and measure usage, and address asset management and non-revenue water loss, all areas where we are well-positioned.

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Operator, I will open this call up for questions.

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That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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